EXECUTION DRAFT


                        GUGGENHEIM CORPORATE FUNDING, LLC
                         135 EAST 57TH STREET 7TH FLOOR
                               NEW YORK, NY 10022

                                  June 16, 2006


Gerard Guez
992 Alpine Drive
Beverly Hills, CA 90210
310-278-4643

Todd Kay
1150 Summit Drive
Beverly Hills, CA 90210
310-247-1771

                   LETTER AGREEMENT RELATING TO PRIVATE SALES
                       OF TARRANT APPAREL GROUP SECURITIES

Dear Gerard and Todd:

         In connection with and as a condition precedent to the execution of the Credit Agreement, dated as of the date hereof (the "Credit Agreement"), by and among Guggenheim Corporate Funding, LLC, a Delaware limited liability company, Tarrant Apparel Group, a California corporation (the "Company"), and the other parties thereto, including the undersigned Lenders set forth on the signature pages hereto (the "Investors"), Gerard Guez and Todd Kay, who beneficially own 12,883,084 shares and 4,995,999 shares of common stock, no par value, of the Company (the "Common Stock"), respectively (together with their spouses listed on the signature pages hereto, the "Stockholders"), are entering into this letter agreement (the "Letter Agreement") to induce the Investors to execute the Credit Agreement and related documents and undertake the transactions contemplated by the Credit Agreement and related documents. The undersigned agree as follows:

1. RIGHT OF CO-SALE

(a) PROPOSED TRANSFER NOTICE. If at any time a Stockholder proposes ("Proposed Transfer") to Transfer of any shares of Capital Stock (or any interest therein) beneficially owned by such Stockholder or any Affiliate (other than the Company) ("Transfer Stock") to another person or entity ("Prospective Transferee"), then such Stockholder shall as a precondition to such Proposed Transfer give the Investors written notice of the Stockholder's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the Transfer Stock, (ii) the name, address, phone number and identity of the Prospective Transferee(s) and (iii) the consideration and the material terms and conditions upon which the

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Proposed Transfer is to be made. The Transfer Notice shall certify that the
Stockholder has received an offer from the Prospective Transferee(s) and in good faith believes a binding agreement for the Proposed Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the Proposed Transfer.

(b) EXERCISE OF RIGHT. The Investors shall have the right, but not the obligation, to participate in such Proposed Transfer, and to transfer to the Prospective Transferee on the same terms and conditions specified in the Transfer Notice ("Right of Co-Sale") up to 33.33%, collectively, of the shares of Capital Stock which are transferred or sold pursuant to the Proposed Transfer. Each Investor who desires to exercise its Right of Co-Sale (called herein an "electing Investor") must give the selling Stockholder written notice to that effect within ten (10) business days after receipt of the Transfer Notice from the selling Stockholder, upon which such Investor shall be deemed to have effectively exercised the Right of Co-Sale. Any electing Investor exercising its Right of Co-Sale may include in the Proposed Transfer all or any part of such Investor's Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer by (ii) 33.33%, multiplied by (iii) a fraction calculated by dividing the Capital Stock held by an Investor by the Capital Stock held by all Investors, subject to adjustment pursuant to the next sentence. After the ten
(10) business day period, the Stockholder shall notify any electing Investors if there are Investors which have not exercised their Right of Co-Sale, and the electing Investors may elect within three (3) business days of such notice to sell shares of Capital Stock in such non-electing Investor's place, pro rata among electing Investors if there is more than one electing Investor. For example, if 100,000 shares are sold pursuant to the Proposed Transfer, the Investors collectively would have a right to sell 33,330 of those shares for their account, and an electing Investor with 50% of the Capital Stock held by Investors could sell 16,668 shares if each Investor exercised its Right of Co-Sale and 33,330 shares if no other Investor exercised its Right of Co-Sale. In the absence of timely notice by any Investor, the Stockholder may proceed with the Proposed Transfer; if any Proposed Transfer is not consummated within forty-five (45) calendar days after the date of the Transfer Notice by the Investor, the Stockholders proposing the Proposed Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this
Section 1.

(c) EXEMPTED TRANSFERS AND OFFERINGS. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 1 shall not apply: (a) upon a transfer of Transfer Stock by such Stockholder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Stockholder (or his or her spouse) (all of the foregoing collectively referred to as "family members"), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Stockholder or any such family members, provided that the Stockholder shall deliver prior written notice to the Investor of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Letter Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart to this Letter Agreement as confirmation that such transferee shall be bound by all the terms and

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conditions of this Letter Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 1, and provided, further, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer;
(b) to the sale of any Transfer Stock to the public in an offering pursuant to
(i) an effective registration statement under the Securities Act of 1933, as amended, or (ii) Rule 144 promulgated thereunder; (c) to the sale or sales of up to 2,400,000 shares of Common Stock, in the aggregate, from Gerard Guez to Todd Kay; (d) to the sale of any Transfer Stock in a transaction or series of related transactions in which the Investors otherwise have the opportunity to participate in the Proposed Transfer on the same terms and conditions and for the same aggregate consideration per share as the Stockholders (e.g., pursuant to an issuer or third party tender offer, or by operation of law in a merger or other reorganization); and (e) to the grant of a lien on the Transfer Stock and any pledge of the Transfer Stock in connection therewith made pursuant to a bona fide loan transaction with full recourse to the Stockholder, and any sale or sales of Transfer Stock upon foreclosure of any such security interest or any security interest in existence as of the date hereof.

(d) DEFINITIONS. For purposes of this Letter Agreement:

"Affiliate" means, with respect to any person, any other person who or which, directly or indirectly, controls, is controlled by or is under common control with such person, including without limitation any partner, member, officer, director or employee of such Investor, and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such person.

"Capital Stock" means (a) shares of Common Stock and preferred stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of preferred stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder or their respective successors or permitted transferees or assigns.

"Transfer" means to effect or allow any sale, assignment, offer, pledge, mortgage, hypothecation, encumbrance, disposition of or any other transfer or encumbering of any Capital Stock.

2. EFFECT OF FAILURE TO COMPLY.

(a) TRANSFER VOID; EQUITABLE RELIEF. Any Proposed Transfer not made in compliance with the requirements of this Letter Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Letter Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that

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any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other Transfers of Transfer Stock not made in strict compliance with this Letter Agreement).

(b) VIOLATION OF CO-SALE RIGHT. If any Stockholder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a "Prohibited Transfer"), if an Investor desires to exercise its Right of Co-Sale under Section 1 the Investor may, in addition to such remedies as may be available by law, in equity or hereunder, require such Stockholder to purchase from the Investor the type and number of shares of Capital Stock that the Investor would have been entitled to sell to the Prospective Transferee under Section 1 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 1. The sale will be made on the same terms and subject to the same conditions as would have applied had the Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 1. Such Stockholder shall also reimburse the Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor's rights under Section 1.

3. GOVERNING LAW, ETC.

This Letter Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

This Letter Agreement sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto.

This Letter Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Letter Agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by fax shall be as effective as delivery of an original executed counterpart of this Letter Agreement.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

The terms and conditions of this Letter Agreement may only be modified in writing by each of the Stockholders and Investors representing 75% of the Capital Stock held by Investors. This provisions of Section 1 of this Letter Agreement shall terminate upon the date that an Investor no longer holds any Capital Stock of the Company.

Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Common Stock listed in the first paragraph of this Letter Agreement and

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that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

4. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Letter Agreement or the transactions contemplated by this letter agreement or the actions of the parties hereto or any of their affiliates in the negotiation, performance or enforcement of this Letter Agreement.

With respect to all matters relating to this letter agreement, each party irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agrees that all claims related hereto may be heard and determined in such courts, (iii) waives, to the fullest extent they may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law,
(v) waives any immunity from jurisdiction of any court or from any legal process or setoff to which it or its properties or assets may be entitled and (vi) consents to the service of any and all process with respect to all matters relating to this letter agreement by any manner permitted by law.

5.  NOTICES; ASSIGNMENT OF RIGHTS.

All notices and other communications given or made pursuant to this Letter Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, provided a copy is also delivered the next day by nationally recognized overnight courier, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Investor or the Company at their respective addresses set forth in, and with copies to counsel as provided in, the Credit Agreement and to the Stockholders at the address set forth on the first page hereof, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.

The terms and conditions of this Letter Agreement shall inure to the benefit of and be binding upon the respective successors of the Investor and to permitted assigns of the parties. Investors may assign upon notice to the Company their respective rights hereunder to transferees or assignees of Warrants and/or Registrable Securities (as defined under the Registration Rights Agreement, dated as of the date hereof). Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

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                            [SIGNATURE PAGE FOLLOWS]











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         Please indicate your acceptance of the provisions hereof by countersigning below.

                                       Very truly yours,


                                       ORPHEUS HOLDINGS LLC

                                       By: GUGGENHEIM INVESTMENT MANAGEMENT, LLC
                                       as Manager


                                       By:  /s/ Michael Damaso
                                            ------------------------------------
                                            Name:  Michael Damaso
                                            Title: Managing Director


                                       NORTH AMERICAN COMPANY FOR LIFE AND
                                       HEALTH INSURANCE

                                       By: MIDLAND ADVISORS COMPANY as its Agent


                                       By:  /s/ Michael Damaso
                                            ------------------------------------
                                            Name:  Michael Damaso
                                            Title: Managing Director


                                       MIDLAND NATIONAL LIFE INSURANCE COMPANY

                                       By: MIDLAND ADVISORS COMPANY as its Agent


                                       By:  /s/ Michael Damaso
                                            ------------------------------------
                                            Name:  Michael Damaso
                                            Title: Managing Director




               [SIGNATURE PAGE TO CO-SALE RIGHTS LETTER AGREEMENT]




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ACCEPTED AND AGREED:

GERARD GUEZ


/s/ Gerard Guez
------------------------------------


Stockholder's spouse


/s/ Jacqueline Rose
------------------------------------





               [SIGNATURE PAGE TO CO-SALE RIGHTS LETTER AGREEMENT]


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TODD KAY

/s/ Todd Kay
------------------------------------


Stockholder's spouse

/s/ Kimberly Kay
------------------------------------








               [SIGNATURE PAGE TO CO-SALE RIGHTS LETTER AGREEMENT]


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TARRANT APPAREL GROUP


By:  /s/ Gerard Guez
     ------------------------------------
     Name:  Gerard Guez
     Title: Chairman and Interim CEO











               [SIGNATURE PAGE TO CO-SALE RIGHTS LETTER AGREEMENT]